CEO REPORT – SECOND QUARTER 2023 DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK: First Business Bank produced outstanding second quarter results that differentiated us from our peers. While the industry settled down from the extreme volatility of the first quarter, banks generally struggled to grow loans and deposits and net interest margins suffered as well. In comparison, First Business Bank's stable margin and revenue growth momentum contributed to strong pre-tax, pre- provision (“PTPP”) earnings. Robust loan and deposit growth compared favorably to our peers while credit losses remained negligible, helping drive solid bottom-line profitability.1 Because we do business differently, we are less affected by industry volatility. We continue to stand out because of our results. In today's disrupted environment, our strategy stands out as well. OUTSTANDING SECOND QUARTER RESULTS Strong second quarter performance was driven by robust loan growth, sustained deposit growth, a stable net interest margin, and positive operating leverage. These results drove robust PTPP earnings and continued tangible book value expansion. Loans grew over 21% annualized from the first quarter of 2023 and 17% from the second quarter of 2022. This compares to median growth of 8% and 12%, respectively, among our peers. Our team’s outstanding execution has exceeded our production expectations in the first half of 2023. Consequently, we expect to employ several strategies to manage toward our ongoing 10% loan growth target. At the same time, our deposit franchise continued to shine. We preserved the in-market deposit boost we experienced related to the events that transpired in the first quarter and we continued to attract new deposit clients. Our in-market deposits grew 4% annualized from the first quarter and nearly 12% from the second quarter of 2022. In contrast, industry core deposits as reported by the Federal Reserve declined over 7% annualized during the second quarter.2 The strength of our deposit franchise also revealed itself in our gross Treasury Management service charges, which grew to $1.4 million in the quarter, expanding 15% compared to the second quarter of 2022. We selected deposit growth as one of four major priorities in our five-year strategic plan launched in 2019, and the strategies we put in place to achieve this goal have proven highly successful. Due to our team's consistent execution of our diversified growth strategy, top line revenue grew 15% over the second quarter of 2022. Net interest income increased 4% from the first quarter and 17% from the second quarter of 2022, benefiting from our resilient net interest margin. Net interest margin of 3.81% declined a relatively modest five basis points from the first quarter and increased 10 basis points compared to the second quarter of 2022. 1. Defined as publicly-traded banks with total assets between $1.5 billion and $5.5 billion 2. Source: Federal Reserve H.8 Assets and Liabilities of Commercial Banks in the United States for July 07, 2023. Data reflects total deposits less large time deposits, reported by domestically chartered commercial banks, not seasonally adjusted.

Solid growth in our diversified sources of revenue outpaced non- interest expense expansion, which is ongoing and supports our growth initiatives. The result was another quarter of positive operating leverage, which supported PTPP earnings growth of 24% from the second quarter of 2022. PTPP adjusted return on average assets measured 1.72%, up from 1.60% for the second quarter of 2022. We are very pleased with this performance metric in the current interest rate environment. Strong asset quality trends also continued, with non-performing assets measuring just 0.15% of total assets, excluding the default of one fully collateralized Asset-Based Lending credit for which we expect full repayment. Net charge-offs remained negligible and measured just 0.01% for the quarter. AN “ALTERNATIVE” APPROACH TO RISK Our success is a direct result of our balanced approach to risk. At its core, banking is a risk-taking business. How a bank manages credit risk, liquidity risk, and interest rate risk determines its success. To provide the best return to our shareholders, we apply what we believe to be a simple approach to risk. It turns out to be unique among our peers. As I discussed last quarter, a core operating principle that sets us apart is our match-funding asset-liability management strategy. In short, we don’t believe in taking interest rate risk. This simple approach has been viewed as “alternative” in our industry. To us, the earnings stability of a match-funding philosophy have long supported this strategy. We don’t need to borrow short and lend and invest long – or “play the yield curve” – to win, so why would we take that risk? Our strong earnings generation and prudent balance sheet management produced a 12% increase in tangible book value per share compared to the second quarter of 2022. The peer group median expanded half that at just 6%.

As I've mentioned, until recently, we’d been periodically criticized for this approach. In a typical yield curve environment, playing the interest rate mismatch was viewed as essential for banks to maximize net interest margin and earn an adequate return. However, this “play” is the primary issue that has plagued many banks as the Federal Reserve rapidly raised interest rates over the last 18 months. The steep shift dealt a swift blow to the accounting values of balance sheet assets, while funding costs simultaneously soared. The industry fallout has been dramatic. From second quarter 2022 to second quarter 2023, the peer median change in net interest margin was a decline of 17 basis points. In contrast, First Business Bank saw an increase of 10 basis points. Today, beginning to utilize secure, longer-term wholesale funding is a change that many banks are implementing to better match the duration of their assets and liabilities — or, more plainly, reduce interest rate risk. For us, it’s business as usual. At the same time, tangible common equity values suffered significant losses across the industry as rising rates required investment security portfolios to be marked-to-market. In contrast, because we carry a relatively smaller securities portfolio, and we do not extend maturities to reach for yield, First Business Bank saw tangible capital levels grow. FOCUS ON RETURNS Without a branch network to support or a large securities portfolio to manage, and with access to non-callable, non- redeemable wholesale funding of any duration, we can mitigate interest rate risk and direct our focus toward funding loans that generate quality returns. We know and like the risk/return profile of Commercial Lending. This is where our expertise lies, and we've kept this focus for over three decades with great success. Twenty-eight years ago we strategically identified niche commercial and industrial (“C&I”) lending as a core emphasis for increasing profitability, and entered into the Asset-Based Lending business. Lending relationships in the Asset-Based Lending, Equipment Finance, Floorplan Finance, Account Receivable Financing, and SBA Lending businesses command yields that typically exceed conventional Commercial Banking yields. Additionally, we lend on the more conservative end of the spectrum in each of these niche markets and do so with teams of specialists with decades of experience who truly understand how to underwrite and manage these relationships. This is supported by credit metrics that compare favorably to peers. Importantly, it's notable to highlight that our C&I relationships are just that: relationships. Our bankers lead with a deposit mandate, and they cultivate relationships to support our credit-worthy clients’ full range of banking needs, from deposits to loans to Treasury Management services. This approach benefits our deposit funding profile, our net interest margin, our fee revenue sources, our credit profile, and ultimately our bottom-line profitability. FOCUS ON CORE FUNDAMENTALS Our approach to risk management supports solid operating fundamentals. With our efficient, match-funded balance sheet strategy long in place, we’ve been able to “win” in several areas that are essential to long-term profitability, balance sheet growth, and capital generation.

Corey Chambas, CEO First Business Financial Services, Inc. parent company of First Business Bank This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements. We believe our focus on delivering positive operating leverage and growing operating earnings will position us well to continue delivering solid performance in 2024 and beyond. Core fundamentals count in uncertain environments and fundamentals are our core strength. On behalf of our employees and board, I sincerely thank you for your continued interest in and support of First Business Bank and look forward to updating you on our continued progress following the third quarter.

Financial Highlights
(Unaudited)

Income Statement Data (Dollars in Thousands)	As of and for the Three Months Ended 6/30/23	6/30/22	% Change	As of and for the Six Months Ended 6/30/23	6/30/22	% Change
Net interest income	$ 27,747	$ 23,660	17.3 %	$ 54,453	$ 45,087	20.8 %
Adjusted non-interest income[(1)]	7,419	6,872	8.0 %	15,829	14,258	11.0 %
Total operating revenue	35,166	30,532	15.2 %	70,282	59,345	18.4 %
Total operating expense[(2)]	21,692	19,685	10.2 %	43,471	38,573	12.7 %
Pre-tax, pre-provision adjusted earnings[(3)]	13,474	10,847	24.2 %	26,811	20,772	29.1 %
Less:						
Provision for loan and lease losses	2,231	(3,727)	*	3,793	(4,582)	*
Net (gain) loss on foreclosed properties	(2)	8	*	4	20	*
SBA recourse provision	341	114	*	323	38	*
Benefit on tax credit investments	—	(351)	*	—	(351)	*
Net loss on sale of securities	45	—	*	45	—	*
Income before income tax expense	10,859	14,803	(26.6)%	22,646	25,647	(11.7)%
Income tax expense	2,522	3,599	(29.9)%	5,330	5,771	(7.6)%
Net income	$ 8,337	$ 11,204	(25.6)%	$ 17,316	$ 19,876	(12.9)%
Preferred stock dividends	219	246	(11.0)	438	246	78.0
Net income available to common shareholders	$ 8,118	$ 10,958	(25.9)%	$ 16,878	$ 19,630	(14.0)%
Efficiency ratio[(4)]	61.68 %	64.47 %		61.85 %	65.00 %	
Common Per Share Data						
Diluted earnings	$ 0.98	$ 1.29	(24.0)%	$ 2.02	$ 2.31	(12.6)%
Dividends declared	0.2275	0.1975	15.2 %	0.455	0.395	15.2 %
Tangible book value[(5)]	29.89	26.63	12.2 %	29.89	26.63	12.2 %

Balance Sheet Data (Dollars in Millions)	As of 6/30/23	6/30/22	% Change
Total loans and leases receivable	$ 2,675	$ 2,290	16.8 %
Total assets	3,266	2,777	17.6 %
In-market deposits[(6)]	2,074	1,857	11.7 %
Stockholders' equity	273	250	9.2 %

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net gain on sale of securities. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on July 27, 2023.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and other discrete items, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on July 27, 2023.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and net gain on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to SEC on July 27, 2023.

(5) "Tangible book value" is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. "Tangible common equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on July 27, 2023.

(6) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter	Trade Price		Closing	
Ending	High	Low	Price	Volume
6/30/2023	32.00	24.57	29.49	957,340
3/31/2023	37.29	29.61	30.51	1,406,362
12/31/2022	39.88	32.38	36.55	1,487,310
9/30/2022	36.58	29.84	32.31	1,613,307
6/30/2022	35.92	30.51	31.19	3,229,429

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Brian D. Spielmann by calling 608-232-5977 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare
P.O. Box 43078
Providence, RI 02940-3078

www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)